Exhibit 4

CAPITAL PLAN

As amended through June 21, 2018

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ARTICLE VII LIQUIDATION OR MERGER OF THE BANK	20

ARTICLE VIII PERIODIC REVIEW AND AMENDMENT	21
1. Periodic Review	21
2. Amendment	21

ARTICLE IX MISCELLANEOUS	21
1. Prompt Compliance: Use of Member Demand Deposit Accounts	21
2. Maintenance and Interpretation of the Plan	21
3. Errors Discovered in Capital Stock Calculations	22
4. Liquidation of Claims Against a Member	22
5. Calculation of Time Periods	22
6. Limitation on Discretion	22
7. Good Faith Determination	22

ARTICLE X RESTRICTED RETAINED EARNINGS	22
1. Definitions Applicable to This Article X of the Capital Plan	22
2. Establishment of Restricted Retained Earnings	25
3. Limitation on Dividends, Stock Purchase and Stock Redemption	27
4. Termination of Retained Earnings Capital Plan Amendment Obligations	28

SCHEDULE A - Membership Stock Requirements

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Capital Plan of the
Federal Home Loan Bank of Cincinnati

ARTICLE I

PURPOSE

The purpose of this Capital Plan is to provide for the governance and the regulation of the capital structure of the Federal Home Loan Bank of Cincinnati, consistent with the requirements of the Federal Home Loan Bank Act, as amended, and the Regulations of the Federal Housing Finance Agency under that Act.
ARTICLE II

DEFINITIONS
"Act" means the Federal Home Loan Bank Act, as amended, 12 U.S.C. § 1421, et seq.
"Activity Stock" means the actual number of shares of Class B Stock owned by a Member and used to capitalize, as applicable, the Member’s three types of Mission Asset Activity with the Bank.
"Activity Stock Account" means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Activity Stock owned by the Member.
"Bank" means the Federal Home Loan Bank of Cincinnati.
"Bank Excess Stock" means the total par value (or resulting number of shares) of Class B Stock owned by all Members minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Members’ Membership Stock Accounts, (ii) the total of the par value of Class B Stock resulting from multiplying each type of Members’ Mission Asset Activity by its applicable Maximum Allocation Percentage, (iii) the par value of shares of Member Excess Stock which are reserved for Members’ exclusive use as provided in Section VI.5.c. and (iv) the par value of shares of Member Excess Stock which are the subject of outstanding Redemption and Withdrawal Notices.
"Bank’s Board" means the Board of Directors of the Federal Home Loan Bank of Cincinnati.
"Cancellation Fee" means the fee the Bank charges a Member when the Member cancels a Redemption Notice pursuant to Section VI.7.d. or a Withdrawal Notice pursuant to Section VI.8.b. or when a Redemption Notice automatically is cancelled pursuant to Section VI.7.e. of this Capital Plan.

"Cancellation Notice" means the written notice, substantially in the appropriate form prescribed by the Bank from time to time, given to the Bank by any Member to cancel a Redemption Notice or a Withdrawal Notice, as the case may be.
"Capital Plan" means this Capital Plan.
"Capital Requirements" means the minimum permissible capital-to-assets ratios to be maintained by the Bank under the Finance Agency’s capital rule.
“Charges Against the Capital of the Bank” means an other than temporary decline in the Bank’s total equity that causes the value of total equity to fall below the Bank’s aggregate capital stock amount.
"Class B Stock" means the Class B Stock issued under this Capital Plan to the Members of the Bank.
“Director” means the Director of the Federal Housing Finance Agency.
"Effective Date" means December 30, 2002.
“Excluded Mission Asset Activity” means the aggregate of the current unpaid principal balance and the current dollar amount of mandatory delivery contracts under the Mortgage Purchase Program purchased or traded, and recorded on the books and records of the Bank, as of the earlier of (i) the Effective Date; or (ii) a date determined by the Bank in its sole discretion. Notwithstanding any other provision of this Capital Plan, a Member’s Excluded Mission Asset Activity shall be disregarded in all allocations of shares of Class B Stock to that Member’s Membership Stock, Activity Stock and Member Excess Stock Accounts and in any calculation of that Member’s Required Shares of Membership Stock and Activity Stock. No Member shall be required to purchase any shares of the Bank’s capital stock to capitalize its Excluded Mission Asset Activity.
"Finance Agency" means the Federal Housing Finance Agency, successor to the Federal Housing Finance Board, or any successor thereto.
“GAAP” means accounting principles generally accepted in the United States of America.
"Maximum Allocation Percentage" means for each Member and for each type of Mission Asset Activity, the highest permissible percentage (as established pursuant to Section VI.4.a.iii.) of the Member’s par value of Class B Stock in its Activity Stock Account allocated to support that type of Mission Asset Activity.
"Maximum Dollar Amount" means the maximum par value of Bank Excess Stock that may be designated by the Bank to capitalize the total of all types of a single Member’s Mission Asset Activity.

"Member" means an institution that has been approved for membership in the Bank and has purchased the requisite number of shares of Class B Stock to satisfy such institution’s Membership Stock Account.
"Member Excess Stock" means the total par value (or resulting number of shares) of Class B Stock owned by any Member minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Member’s Membership Stock Account; and (ii) the total of the par value of Class B Stock resulting from multiplying each type of the Member’s Mission Asset Activity by its applicable Maximum Allocation Percentage. If this calculation results in a negative number, the Bank shall, for internal bookkeeping purposes only, show a negative number of shares of Excess Stock for the Member; however, the Member’s Member Excess Stock Account shall reflect that the Member actually owns no shares of Member Excess Stock.
"Member Excess Stock Account" means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Member Excess Stock owned by the Member.
"Membership Stock" means the actual number of shares of Class B Stock owned by each Member as is required to become a Member or to maintain membership status with the Bank.
"Membership Stock Account" means the account maintained by the Bank on the Bank’s books and records for each Member, which account reflects the actual number of shares of Membership Stock owned by the Member.
"Minimum Allocation Percentage" means for each Member and for each type of Mission Asset Activity, the lowest permissible percentage (as established pursuant to Section VI.4.a.iii.) of the Member’s par value of Class B Stock owned and in its Activity Stock Account allocated to support that type of Mission Asset Activity.
"Mission Asset Activity" means the following three types of Member activity: (i) the unpaid principal balance of advances, (ii) funds and rate advance commitments and (iii) the unpaid principal balance of purchases of mortgage loans and mandatory delivery contracts under the Mortgage Purchase Program, in each case as held on the books and records of the Bank. Mission Asset Activity does not include Excluded Mission Asset Activity.
"Permanent Capital" means the retained earnings of the Bank, determined in accordance with GAAP, plus the amount paid-in for the Bank’s Class B Stock.
“Protected Excess Stock” means the portion of each Member’s “Member Excess Stock” (as determined in Section VI.7.b) that is shielded from a Bank-initiated repurchase of stock, excluding any stock subject to an outstanding Redemption or Withdrawal Notice.
"Redemption Notice" means the written notice, substantially in the form prescribed by the Bank from time to time, required to be submitted by a Member intending to redeem shares of its Class B Stock. Unless it has been cancelled, a Redemption Notice shall become effective at the end of its Redemption Period.

“Redemption Period” means the five- (5-) year period beginning on the date a Redemption Notice is received by the Bank.
"Regulations" means the Code of Federal Regulations Title 12 - Banks and Banking, Chapters IX “Federal Housing Finance Board” and XII “Federal Housing Finance Agency.” Reference to any particular Section of the Regulations means that Section as it may be amended from time to time or such other applicable successor Section, rule, order or procedure then in effect.
"Required Shares" means the total number of shares of Class B Stock actually owned by a Member pursuant to this Capital Plan in the Member’s Membership Stock Account and Activity Stock Account and shall not include any shares of Member Excess Stock or Bank Excess Stock.
"Risk-Based Capital Requirement" means the dollar-amount sum of the Bank’s credit risk, market risk, and operations risk, to be measured by the Bank in accordance with the Act, the Regulations and any applicable rulings of the Finance Agency.
"Stock Dividend" means the dividends declared by the Bank’s Board and paid to Members in the form of additional shares of Class B Stock.
"Total Assets" means a Member’s total assets as disclosed by the Member pursuant to applicable industry standard regulatory reporting requirements.
"Withdrawal Notice" means the written notice, substantially in the form prescribed by the Bank from time to time, required to be submitted by a Member intending to withdraw as a Member of the Bank. Unless it has been cancelled, a Withdrawal Notice shall become effective at the end of its Withdrawal Period.
“Withdrawal Period” means the five- (5-) year period beginning on the date a Withdrawal Notice is received by the Bank.
ARTICLE III

BANK DIRECTOR DESIGNATIONS AND ELECTIONS
1.    Designation of Directorships. The Bank’s Board shall consist of thirteen (13) directors or such other number of directors as the Finance Agency may determine from time to time. A majority of the directors shall be member directors and the remaining directors shall be independent directors (as each such term is defined in the Act). In no event shall the independent directors comprise less than two-fifths of all of the directors. Each Member shall be entitled to vote with respect to those member directors designated by the Finance Agency to represent the state in which such Member is organized and/or located, and each member director shall be elected by a plurality of such votes. Independent directors shall be elected by a plurality of the votes of the Members at large.

2.    Number of Votes. In an election of directors, each Member located in the state to be represented by a member director, or in the case of the election of an independent director each Member, shall be entitled to cast one vote for each Required Share of Class B Stock determined by the Bank to be owned by the Member based upon its position as of December 31 of the preceding calendar year; provided, however, that the number of votes any Member may cast for any one directorship shall not exceed the average number of the Required Shares determined by the Bank to be owned by all Members located in the Member’s state, based upon each Member’s position as of December 31 of the preceding calendar year.
ARTICLE IV

MEMBERS OF THE BANK

1.    In General. Any building and loan association, savings and loan association, cooperative bank, homestead association, insurance company, savings bank, community development financial institution, or insured depository institution (as defined in Section 1422 of the Act) shall be eligible to be or become a Member of the Bank, provided such institution:
a.    is already a Member of the Bank in good standing; or
b.    is duly organized under the laws of (i) the United States, (ii) the states of Kentucky, Ohio or Tennessee or (iii) such other states as are located within the Bank’s district; and
c.    is subject to inspection and regulation under the banking laws, or under similar laws, of the state in which it is organized and/or located, or of the United States, or, in the case of a community development financial institution, is certified as such under the Community Development Banking and Financial Institutions Act of 1994; and
d.    makes such home mortgage loans as, in the judgment of the Finance Agency, are long-term loans (except that in the case of a savings bank, this Section IV.1.d. shall apply only if, in the judgment of the Finance Agency, such savings bank’s time deposits, as defined in Section 19 of the Federal Reserve Act, warrant making such loans); and
2.    Additional Eligibility Requirements for Qualified Thrift Lenders. An insured depository institution that was not a Member on January 1, 1989 may become a Member only if it:
a.    has at least ten percent of its total assets in residential mortgage loans or, for an institution that commences initial business operations after January 1, 1989, meets this requirement within one year after the commencement of operations;
b.    has a financial condition such that advances may be safely made to such institution; and

c.    the character of its management and its home-financing policy are consistent with sound and economical home financing.
3.    Limited Exemption for Community Financial Institutions. An insured depository institution that is also a community financial institution and that meets the requirements set forth in Sections IV.2.b. and IV.2.c. need not satisfy the requirement set forth in Section IV.2.a.
4.    Ownership Rights. The Bank’s retained earnings, surplus, undivided profits, and equity reserves are owned by the holders of the Bank’s Class B Stock. Each such item is allocated to those holders according to each holder’s proportionate share of total Class B Stock. The holders’ interest in such items will be realized at the time the Bank is liquidated, or periodically as declared by the Bank through dividend (pursuant to Section VI.5.b.) and/or capital distributions, and then only to such holders as are currently holding shares of Class B Stock in proportion to each holder’s then current Class B Stock holdings.
ARTICLE V

BANK CAPITAL REQUIREMENTS

1.    Total Capital Requirements. The Bank shall maintain at all times: (a) total capital in an amount at least equal to four percent (4%) of the Bank’s total assets; and (b) a leverage ratio of total capital to total assets of at least five percent (5%) of the Bank’s total assets. For purposes of determining the leverage ratio, total capital shall be computed by multiplying the Bank’s Permanent Capital by one hundred fifty percent (150%) and adding to the product thereof all other components of capital. The Bank acknowledges the Finance Agency may from time to time adjust the Capital Requirements, and if it does so, this Section V.2. shall be deemed to automatically be amended to reflect the same.
2.    Risk-Based Capital Requirement. The Bank shall maintain at all times Permanent Capital in an amount at least equal to the sum of its credit risk capital requirement, its market risk capital requirement, and its operations risk capital requirement, calculated in accordance with the rules and Regulations of the Finance Agency.
3.    Credit Risk Capital Requirement. The Bank’s credit risk capital requirement shall be equal to the sum of the Bank’s credit risk capital charges for all assets, off-balance sheet items and derivative contracts in compliance with the rules and Regulations of the Finance Agency.
4.    Market Risk Capital Requirement. The Bank’s market risk capital requirement shall equal the sum of: (i) the market value of the Bank’s portfolio at risk from movements in interest rates, foreign exchange rates, commodity prices, and equity prices that could occur during periods of market stress, where such market value of the Bank’s portfolio at risk is determined using an internal market risk model approved by the Finance Agency; and (ii) the amount, if any, by which the Bank’s current market value of total capital is less than eighty-five percent (85%) of the Bank’s book value of total capital, where: (A) the current market value of the total capital is calculated by the Bank using the internal market risk model approved by the

Finance Agency; and (B) the book value of total capital is the same as the amount of total capital reported by the Bank to the Finance Agency under Section 932.7 of the Regulations.
5.    Operations Risk Capital Requirement. Except as approved by the Finance Agency, the Bank’s operations risk capital requirement shall at all times equal thirty percent (30%) of the sum of the Bank’s credit risk capital requirement and market risk capital requirement.
ARTICLE VI

CAPITAL STOCK

1.    Issuance of Stock. The capital stock of the Bank may be issued only in accordance with Section 931.2 of the Regulations and only to Members of the Bank and may be held only by Members and, as provided in Section VI.8.d., former Members of the Bank. The Bank shall initially issue one class of capital stock, Class B Stock, as such stock is defined by the Act. There shall be no Class A Stock, as such stock is defined in the Act, or subclasses of Class B Stock issued. Subject to Section III.2, all shares of Class B Stock shall have the same rights and preferences. Each share of Class B Stock shall be issued at a par value of One Hundred Dollars ($100) per share. The Bank shall be entitled to issue an unlimited number of shares of Class B Stock. Any shares of Class B Stock which are repurchased, redeemed or otherwise reacquired by the Bank shall be deemed cancelled and subsequently may be reissued. The Bank reserves the right to authorize the issuance of Class A Stock and/or subclasses of Class B Stock, subject to Finance Agency approval. A Member shall not be permitted to purchase shares of Class B Stock other than as set forth in this Capital Plan. Shares of the Bank’s capital stock shall not be certificated, but rather held in book entry form on the records of the Bank. The Bank shall serve as transfer agent for all shares of its capital stock on its capital stock register.
2.    Allocation of Class B Stock. Each Member’s Class B Stock shall be allocated by the Bank to one (1) of three (3) distinct accounts: a Membership Stock Account, an Activity Stock Account, and a Member Excess Stock Account. Each share of Class B Stock may be allocated to only one (1) of the three (3) distinct accounts at a time; and a Member’s total number of shares of Class B Stock shall be determined by adding the number of shares of Class B Stock in each of the Member’s three (3) distinct accounts. Additionally, each share of Class B Stock allocated to a Member’s Activity Stock Account may be allocated to only one (1) of the three (3) distinct types of Mission Asset Activity at a time. Shares may be reallocated from time to time among the types of Mission Asset Activity as the Member’s activity changes. A Member’s shares of Class B Stock (whether acquired on the Effective Date or later acquired through purchase or by Stock Dividend) shall be first allocated to its Membership Stock Account. Once a Member’s Membership Stock Account requirement is satisfied, the Member’s remaining Class B Stock shall be next allocated to its Activity Stock Account, and then to its Member Excess Stock Account. Transfers made between and among the accounts for any particular Member shall be made by the Bank based upon the following rules:

a.    Membership Stock Account. Membership Stock is the actual number of shares of Class B Stock owned by a Member as required to become a Member of or to retain membership status in the Bank. The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated as a percentage, or range of percentages, of the Member’s Total Assets and shall be determined by the Bank yearly or more frequently as directed by the Bank’s Board, in accordance with Section VI.4.a.
b.    Activity Stock Account. Activity Stock is the actual number of shares of Class B Stock owned by a Member and used to capitalize (in whole or in part) the Member’s Mission Asset Activity with the Bank. The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, the ratio of the par value of the Member’s Activity Stock to that type of Member’s Mission Asset Activity is at least as large as its applicable Minimum Allocation Percentage, and no larger than its applicable Maximum Allocation Percentage. For each type of Mission Asset Activity, the Minimum Allocation Percentage and the Maximum Allocation Percentage may be adjusted by the Bank’s Board to facilitate compliance with the Bank’s Capital Requirements as specified in the Act and the Regulations or as directed by the Finance Agency.
c.    Member Excess Stock Account. A Member’s Member Excess Stock is the total par value of Class B Stock owned by the Member minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Member’s Membership Stock Account, and (ii) the total of the par values of Class B Stock that results from multiplying each type of the Member’s Mission Asset Activity by its applicable Maximum Allocation Percentage. If a Member’s Member Excess Stock is a positive number, the Member actually owns Member Excess Stock equal to such positive number. If a Member’s Member Excess Stock is a negative number, the Member actually owns no excess stock and is, by definition, utilizing some portion of the Bank Excess Stock to capitalize its Mission Asset Activity.
d.    Timing of Transactions. All transactions affecting the Bank’s capital stock made on the books and records of the Bank shall be made and deemed effective at the end of the applicable business day.
3.    [Intentionally left blank.]
4.    Minimum Investment by Members.
a.    Required Shares. Each Member shall own at all times its Required Shares of Class B Stock. There are two components to Required Shares: Membership Stock and Activity Stock.

(i)    Required Shares of Membership Stock. The sum of the Membership Stock of all Members shall capitalize the Bank’s investment securities and minimum liquidity (as determined by the Bank). The number of shares of a Member’s Class B Stock allocated to the Member’s Membership Stock Account shall be calculated on the basis of the Member’s Total Assets within a range of declining percentages from no more than three-tenths of one percent (0.30%) to no less than three-hundredths of one percent (0.03%), subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars ($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Twenty-Five Million Dollars ($25,000,000) or more than Two Hundred Million Dollars ($200,000,000). The Bank’s Board of Directors may set different applicable percentages and different minimum and maximum Membership Stock investment requirements within each of the foregoing ranges, as illustrated on Schedule A to this Capital Plan. The amounts set from time to time shall be subject to periodic review and adjustment as determined by the Bank’s Board. The initial range of percentages and initial minimum and maximum Membership Stock investment requirements in effect as of the effective date of this amended Section VI.4.a.i. shall be fifteen-hundredths of one percent (0.15%)** to three hundredths of one percent (0.03%), and One Thousand Dollars ($1,000) and One Hundred Million Dollars ($100,000,000)*, respectively. Any change to such percentages or maximum or minimum Membership Stock investment requirement shall be announced with at least thirty (30) days prior written notice to all Members before implementation of the change.
If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account decreases, such shares shall be first allocated to the Member’s Activity Stock Account, up to the applicable Maximum Allocation Percentages as applied to each type of the Member’s Mission Asset Activity. Any remaining shares of Class B Stock shall then be allocated to the Member’s Excess Stock Account. If the number of shares of Class B Stock a Member is required to hold in its Membership Stock Account increases, such additional shares shall be allocated from the Member’s Excess Stock Account to the Member’s Membership
* The Maximum Membership Stock requirement was reduced by Board of Directors’ action to Twenty-Five Million Dollars ($25,000,000) effective November 28th, 2011. The previous Maximum Membership Stock requirement was Fifty Million Dollars ($50,000,000) and became effective August 16th, 2010.
** The first tier of the Percentage for Membership Stock Allocation was reduced by the Board of Directors’ action to 0.12 percent effective April 17th, 2015.

Stock Account. If, at the time of such increase, the Member has no or an insufficient amount of Member Excess Stock to satisfy its Membership Stock Account requirement or there is insufficient amount of Bank Excess Stock, or the Bank is not then in compliance with the requirements of this Capital Plan, the Act or the Regulations, the Member shall be required to purchase (on the effective date of the change specified in the notice) additional shares of Class B Stock to satisfy its Membership Stock Account requirement. A Member may not utilize any other Member’s portion of Bank Excess Stock or its own Activity Stock to satisfy its Membership Stock Account requirement.
(ii)    New Member Membership Stock Purchase Requirement. From the date of approval of an institution’s membership application by the Bank, the institution shall be granted sixty (60) calendar days in which to purchase the number of shares of Class B Stock necessary to satisfy its Membership Stock Account. The institution may not, however, engage in any Mission Asset Activity with the Bank until the institution has purchased all of its Required Shares.
(iii)    Required Shares of Activity Stock The number of shares of Class B Stock allocated to a Member’s Activity Stock Account at any time shall ensure that, for each type of Mission Asset Activity, the ratio of the par value of the Member’s Activity Stock to that type of the Member’s Mission Asset Activity is at least as large as its applicable Minimum Allocation Percentage and no larger than its applicable Maximum Allocation Percentage. For types i and ii of a Member’s Mission Asset Activity, the Minimum Allocation Percentage shall be two percent (2%) and the Maximum Allocation Percentage shall be four percent (4%); and for type iii of a Member’s Mission Asset Activity, the Minimum Allocation Percentage shall be zero percent (0%) and the Maximum Allocation Percentage shall be four percent (4%). Such percentages may be periodically adjusted between one percent (1%) and six percent (6%), inclusive, for types i and ii of the Member’s Mission Asset Activity, and between zero percent (0%) and six percent (6%), inclusive, for type iii of the Member’s Mission Asset Activity as determined by the Bank’s Board, with at least thirty (30) days prior written notice to all members.
The number of shares of Class B Stock a Member shall hold in its Activity Stock Account may fluctuate with the Member’s Mission Asset Activity. An increase in any type of a Member’s Mission Asset Activity first shall be capitalized, pursuant to Section VI.4.b., by a reallocation of the Member’s Member Excess Stock (to the extent the Member holds a sufficient number of shares of Member Excess Stock and provided there are sufficient shares of Bank Excess Stock available) to the Member’s Activity Stock Account at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity. In such an event, the Member shall not be permitted to purchase additional shares of Class B Stock; and the Member’s Member Excess Stock Account shall be reduced by the number of shares of Member Excess Stock reallocated to its Activity Stock Account. To the extent a Member has an insufficient number of shares of Member Excess Stock to capitalize all of an increase to its Mission Asset Activity, the portion of the incremental Mission Asset Activity not so capitalized by the Member’s Activity Stock shall be capitalized by Bank Excess Stock at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity pursuant to Section VI.4.b. In such an event, the Member shall not be permitted to purchase additional shares of Class B Stock, and the amount of Bank Excess Stock shall be reduced by the number of shares allocated from the Member’s Member Excess Stock and by the number of additional shares of other Members’ portion of the Bank Excess Stock used to capitalize the incremental Mission Asset Activity. If the Bank has insufficient Bank Excess Stock, in the Bank’s sole discretion, to permit utilization of the Bank Excess Stock to capitalize all or a portion of a Member’s incremental Mission Asset Activity, the Member, regardless of whether it holds Member Excess Stock, shall be required to purchase (on the effective date of the change specified in the notice) additional shares of Class B Stock, at the appropriate Maximum Allocation Percentage for that type of Mission Asset Activity, to capitalize the portion of the incremental Mission Asset Activity not capitalized with Bank Excess Stock.
If, after a decrease in a Member’s Mission Asset Activity, the number of shares of Class B Stock in the Member’s Activity Stock Account is less than the number required to capitalize the Member’s remaining Mission Asset Activity at the applicable Maximum Allocation Percentages for the different types of Mission Asset Activity, the number of shares of Class B Stock in the Member’s Activity Stock Account shall not change. If, after a decrease in a Member’s Mission Asset Activity, the number of shares in the Member’s Activity Stock Account is greater than the number required to capitalize the Member’s remaining Mission Asset Activity at the applicable Maximum Allocation Percentages for the different types of Mission Asset Activity, the extra shares shall be allocated to the Member’s Member Excess Stock Account.
b.    Bank Excess Stock. Bank Excess Stock is the total par value of Class B Stock owned by all Members minus the sum of (i) the par value of Class B Stock allocated by the Bank to the Members’ Membership Stock Accounts, (ii) the total of the par values of Class B Stock resulting from multiplying each type of Members’ Mission Asset Activity by its applicable Maximum Allocation Percentage, (iii) the par value of shares of Member Excess Stock which are reserved for Members’ exclusive use as provided in Section VI.5.c. and (iv) the par value of shares of Member Excess Stock which are the subject of outstanding Redemption and Withdrawal Notices. Other Members’ portions of Bank Excess Stock may not be utilized, under any circumstances, to satisfy a Member’s Membership Stock Account. Each Member’s Member Excess Stock (not otherwise reserved for its exclusive use or excluded from Bank Excess Stock because it is the subject of an outstanding Redemption or Withdrawal Notice) shall be pooled into Bank Excess Stock and made available to all Members to capitalize Mission Asset Activity at a rate equal to the applicable Maximum Allocation Percentage for each type of Mission Asset Activity. If at any time the Bank, in its sole discretion, has determined that Bank Excess Stock may not be used to capitalize incremental Mission Asset Activity, or if any of the Bank’s Capital Requirements are not satisfied, a Member (regardless of whether the Member has shares of Class B Stock allocated to its Member Excess Stock Account) seeking to capitalize an increase in its Mission Asset Activity shall be required to purchase an additional amount of Class B Stock at a rate at least equal to the applicable Maximum Allocation Percentage of the type of Member’s incremental Mission Asset Activity. With respect to utilization of Bank Excess Stock by the Members, the following shall apply:
(i)    Percentage Limitation. Each Member must at all times retain in its own Activity Stock Account a number of shares of Class B Stock sufficient to satisfy the Minimum Allocation Percentages for each type of Mission Asset Activity then engaged in by the Member. If a Member is at the Minimum Allocation Percentage for a type of Mission Asset Activity and desires to increase that type of Mission Asset Activity and is not at the applicable Minimum Allocation Percentage for the other type(s) of Mission Asset Activity, the Member’s Activity Stock will be reallocated from the other type(s) of Mission Asset Activity to the respective Minimum Allocation Percentage(s). If such reallocation does not provide sufficient Class B Stock to support the Member’s increased Mission Asset Activity, the Member shall be required to purchase additional shares of Class B Stock in an amount that will maintain the applicable Minimum Allocation Percentage.
(ii)    Maximum Dollar Amount. No Member may use more than One Hundred Million Dollars ($100,000,000) (exclusive of the par value of the Member’s Member Excess Stock Account) of available Bank Excess Stock as the Maximum Dollar Amount. If a Member reaches the Maximum Dollar Amount and desires to increase its Mission Asset Activity, the Member shall be required to purchase additional shares of Class B Stock, at the applicable Maximum Allocation Percentage for the specific type of Mission Asset Activity, to capitalize that type of incremental Mission Asset Activity. The Bank shall retain sole discretion to adjust the Maximum Dollar Amount from time to time.
5.    Dividends.
a.    In General. The Bank may pay dividends on its capital stock only out of previously retained earnings or current net earnings (as determined by the Bank in accordance with GAAP). The Bank’s Board shall determine the dividend rates.
b.    Scheduled Dividend Payments. Dividends shall be paid at the Bank’s discretion to Members based upon the average total number of shares of Class B Stock actually owned by a Member during the period for which the distribution is to be made.

The number of shares of Class B Stock actually owned by a Member in such period shall be determined based upon the number of days or the percentage of the period each share of Class B Stock was owned by the Member (regardless of whether the Member holds such share on the date the dividend is paid). Dividends, if declared and paid, shall be paid quarterly, except as otherwise declared by the Bank’s Board, and shall be noncumulative. Dividends earned in respect of any given period shall be paid on such schedule as shall be determined from time to time by the Board. Dividends may be paid in the form of additional shares of Class B Stock, in cash, in any combination thereof, or in such other form as the Bank may determine at the time of such dividend distribution.
c.    Period of Exclusive Use. Stock Dividends paid shall be first allocated to a Member’s Membership Stock Account. If, after a Member’s Membership Stock Account is satisfied, the Member has additional shares of Class B Stock resulting from a Stock Dividend, the Bank shall allocate such additional shares to the Member’s Activity Stock Account to the extent the Member’s Mission Asset Activity is capitalized by the Member’s Activity Stock at less than the Maximum Allocation Percentage. If, after a Member’s Membership Stock Account is satisfied and the total number of shares in its Activity Stock Account satisfies the Maximum Allocation Percentages for each type of the Member’s Mission Asset Activity, the Member has additional shares of Class B Stock resulting from a Stock Dividend, such shares shall be allocated to the Member’s Member Excess Stock Account. A Member receiving such Stock Dividends, and having incremental shares of Class B Stock in its Member Excess Stock Account as a result of such Stock Dividends, shall have, for the three- (3)- month period immediately following the Stock Dividend payment, exclusive rights to utilize such Stock Dividends to capitalize the Member’s (and only the Member’s) incremental Mission Asset Activity.
d.    Limitation of Issuance. The Bank shall not, under any circumstances, declare or pay any dividends on its capital stock if in doing so (and taking into account the effect of any such dividend) the Bank would fail to meet any of its Capital Requirements. Nor shall the Bank declare any dividend on its capital stock if (i) the Bank is not then in compliance with any one or more of its Capital Requirements; or (ii) the Bank determines that to do so would create a safety and soundness issue for the Bank.
e.    Dividends Made In Error. If any dividends are paid in error by the Bank in contravention of Section VI.5.d., the Members receiving such dividends shall return to the Bank all such dividends within thirty (30) calendar days of written notification by the Bank. In requiring the return of such distributions, the Bank shall incur no liability to its Members.
6.    Transfer of Capital Stock. Any stock issued by the Bank shall be tradable and transferable only between the Bank and its Members. Any transfer shall be undertaken only in accordance with Section 931.6 of the Regulations. Upon application of the Member as set forth below and the approval of the Bank, a Member may transfer any number of shares of Class B Stock actually held in the Member’s Excess Stock Account to another Member of the Bank or to an institution that has been approved for and has satisfied all the conditions of membership in the

Bank other than the purchase of Required Shares. Such transfers shall be made at the par value of One Hundred Dollars ($100) per share. The Bank shall serve as transfer agent for the Class B Stock.
A Member wishing to transfer all or a portion of its Member Excess Stock to another Member must submit a request in writing to the Bank at least thirty (30) days prior to the date the transfer is desired to take place (“Transfer Request”). The Transfer Request shall include: (1) the names of the Members wishing to consummate the transfer; (2) the number of shares of Class B Stock to be transferred; (3) the desired date of transfer; (4) a brief statement as to the reason(s) for the transfer; and (5) the authorized signature of each party to the proposed transaction indicating its respective desire to execute the transfer. Upon receipt of the Transfer Request, the Bank shall evaluate the request and, no later than the third business day prior to the date of transfer, in its sole discretion, either approve or disapprove the transfer.
7.    Redemption and Repurchase of Capital Stock.
a.    Redemption of Member Excess Stock. A Member may request that the Bank redeem all or any portion of the Member’s shares of Class B Stock, without affecting the Member’s membership status, by submitting a Redemption Notice to the Bank. The Redemption Notice shall state the number of shares of Class B Stock targeted for redemption, and a Member may not have more than one Redemption Notice outstanding at any time covering the same shares of Class B Stock. Until the shares are redeemed, or earlier repurchased pursuant to Section VI.7.b., a Member shall continue to receive dividends on the shares of Class B Stock targeted for redemption. Subject to Sections VI.10., 11. and 12., at the end of the Redemption Period (unless the Redemption Notice has been cancelled), the Bank shall redeem, in accordance with Section VI.7.c., all of the shares of Class B Stock covered by the Redemption Notice that are Member Excess Stock on the date the Redemption Notice becomes effective. If the Bank is unable to redeem all or any portion of those shares of Class B Stock at the end of the Redemption Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the Bank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Agency. If at any time the Bank is able to redeem some, but not all, of the shares of Class B Stock that are covered by effective Redemption Notices, the Bank shall honor the redemption requests on a first come/first served basis, based upon the date and time such Redemption Notices were marked received by the Bank.
b.    Repurchase of Member Excess Stock. Subject to Sections VI.10., 11. and 12., the Bank shall have the right at any time to repurchase, in accordance with Section VI.7.c., all or any portion of its Members’ Member Excess Stock, above their Protected Excess Stock. Any such repurchase shall be at the sole discretion of the Bank and shall be initiated by giving each affected Member no less than five (5) calendar days’ prior written notice. If and when the Bank determines to repurchase Member Excess Stock, the Bank shall first purchase any shares of Class B Stock for which Redemption Notices have become effective but have not been fully honored, in the order in which those

Redemption Notices became effective. To the extent the Bank has determined to repurchase more shares of Class B Stock, it then shall repurchase those shares for which Redemption Notices have been filed but not yet become effective, in the order in which those Notices were filed. In the event the Bank determines to repurchase more shares of Class B Stock than are currently covered by outstanding Redemption Notices, the Bank shall repurchase the additional shares from each Member having a positive number of shares in its Member Excess Stock Account after removing each Member’s applicable Protected Excess Stock, in proportion to the total number of shares of Class B Stock then allocated to each Member’s Excess Stock Account after removing each Member’s applicable Excess Stock. Protected Excess Stock shall be the greater of a) ten percent (10.0%) of a Member’s Required Shares or b) thirty thousand (30,000) shares of Member Excess Stock with a par value of Three Million Dollars ($3,000,000). The Protected Excess Stock percentage and numerical levels may be set from time to time and shall be subject to periodic review and adjustment as determined by the Bank’s Board of Directors in their sole discretion within the aforesaid ranges. The range of percentages and levels of Protected Excess Stock shall be zero percent (0.0%) to thirty percent (30.0%), and the numerical level range shall be between zero and thirty thousand (30,000) shares of Member Excess Stock with a maximum par value of Three Million Dollars ($3,000,000).
c.    Redemption and Repurchase Price. All redemptions and repurchases of shares of Class B Stock shall be made by the Bank in immediately available funds at the par value of One Hundred Dollars ($100) per share. Once a share is redeemed or repurchased, pursuant to Sections VI.7.a. and VI.7.b. and subject to Section VI.5.b., the Member’s rights and privileges and the Bank’s obligations with respect to such share shall immediately terminate and the Member shall be deemed to have surrendered the share to the Bank.
d.    Cancellation of Redemption Notice. A Member shall have five (5) calendar days from the date the Bank receives a Redemption Notice from the Member to submit a Cancellation Notice to the Bank and to cancel that Redemption Notice without penalty or fee. If a Member desires to cancel a Redemption Notice after the five (5) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the Bank, but the Bank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Redemption Notice, based upon the year in which the Redemption Notice is cancelled according to the following schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the Bank before the Redemption Notice to which it relates becomes effective and before the Bank repurchases the shares of stock referenced in the Redemption Notice. From time to time, the Bank’s Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 1427(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee.
e.    Automatic Cancellation of Redemption. A Member’s Redemption Notice shall automatically be cancelled to the extent the Bank is prevented from redeeming any Class B Stock which is the subject of the Notice within five (5) business days after the end of the Redemption Period because the Member would fail to maintain its minimum investment in the stock of the Bank after such redemption. The automatic cancellation of a Member’s Redemption Notice shall have the same effect as if the Member had cancelled its Redemption Notice pursuant to Section VI.7.d., including the applicability of the Cancellation Fee specified therein.
8.    Termination of Membership.
a.    Voluntary Withdrawal. Any Member may initiate its withdrawal from membership in the Bank by filing a Withdrawal Notice with the Bank. Within ten (10) calendar days of receiving such Withdrawal Notice, the Bank shall forward a copy of the Withdrawal Notice to the Finance Agency. During the Withdrawal Period, the Member shall be entitled to dividends, voting rights, and other membership rights commensurate with continuing stock ownership. Subject to Section VI.8.d. and Sections VI.10., 11. and 12., and provided that the Withdrawal Notice has not been cancelled in accordance with Section VI.8.b., at the expiration of the Withdrawal Period, (a) the institution’s membership in the Bank shall terminate, (b) the Bank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the Bank), the shares of Class B Stock owned by the institution on the date the Withdrawal Notice was filed and (c) the institution shall not be entitled to any other rights or privileges accorded to Members; provided, however, that the institution may receive dividends earned pursuant to Section VI.5.b., to the extent that those dividend payments exceed any such obligations due and owing to the Bank. If the Bank is unable to redeem the shares of Class B Stock at the end of the Withdrawal Period because of restrictions set forth in this Capital Plan, the Act or the Regulations, the Bank may redeem the shares, without further notice or waiting period, when and as permitted by this Capital Plan and, if applicable, permitted or required by the Finance Agency. If at any time the Bank is able to redeem some, but not all, of the shares of Class B Stock subject to Withdrawal Notices, the Bank shall honor the Withdrawal Notices on a first come/first served basis, based upon the date and time such Withdrawal Notices became effective. The Withdrawal Period shall automatically commence for any additional shares of Class B Stock acquired by the institution (by purchase or in the form of Stock Dividends) after the date the Withdrawal Notice initially was filed on the date the additional shares are received. In its sole discretion, the Bank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the Bank.
b.    Cancellation of Withdrawal Notice. A Member shall have thirty (30) calendar days from the date the Bank receives the Member’s Withdrawal Notice to submit a Cancellation Notice to the Bank and to cancel the Withdrawal Notice without penalty or fee. If a Member desires to cancel a Withdrawal Notice after the thirty (30) calendar day grace period has expired, the Member may do so by providing a Cancellation Notice to the Bank, but the Bank shall charge a Cancellation Fee, as a percent of the par value of the Class B Stock referenced in the Withdrawal Notice, based upon the year in which the Withdrawal Notice is cancelled according to the following initial schedule: two percent (2%) in the first year, three percent (3%) in the second year, four percent (4%) in the third year, five percent (5%) in the fourth year, and six percent (6%) in the fifth year. To be effective, the Cancellation Notice must be received by the Bank before the Withdrawal Notice becomes effective. From time to time, the Bank’s Board, in its sole discretion, may waive the Cancellation Fee if it has a bona fide business purpose for doing so and the waiver is consistent with Section 1427(j) of the Act or may change the Cancellation Fee schedule to reduce all or any portion of the Fee. The Bank’s Board may, in its sole discretion, establish a Cancellation Fee applicable to Withdrawal Notices that is different than the Cancellation Fee applicable to Redemption Notices.
c.    Involuntary Withdrawal. The Bank’s Board may terminate the membership of any institution that (i) fails to comply with any requirement of this Capital Plan, the Act or any Regulation prescribed under the Act, in effect from time to time, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal law or state law applicable to the institution, or (iii) would jeopardize the safety or soundness of the Bank if it were to remain a Member. The institution’s membership in the Bank shall terminate as of the date the Bank’s Board acts, at which time a five- (5-) year redemption period for the shares of Class B Stock owned by the institution on that date shall commence and after which the institution shall not be entitled to any rights or privileges accorded to Members; provided, however, the institution may receive dividends earned pursuant to Section VI.5.b. until its Class B Stock is redeemed. At the end of the redemption period provided for in this Section VI.8.c., and subject to Section VI.8.d., the Bank shall redeem, in immediately available funds at their par value (less any obligations due and owing by the institution to the Bank), the shares of Class B Stock owned by the institution on the date the institution’s membership in the Bank terminated. A five- (5-) year redemption period shall automatically commence for any shares of Class B Stock acquired by the institution as Stock Dividends after the date on which the institution’s membership in the Bank terminated. In its sole discretion, the Bank may repurchase such after-acquired shares from time to time, provided that they are not required to support any indebtedness of the institution to, or business transaction of the institution with, the Bank.
d.    Additional Conditions Relating to Withdrawal. A Member’s voluntary withdrawal pursuant to Section VI.3.a. or Section VI.8.a., or involuntary withdrawal pursuant to Section VI.8.c., as a Member of the Bank shall be effective as of the applicable date specified in each such Section and, thereafter, regardless of any shares of the Bank’s capital stock still held (as contemplated by the following sentence), the Member shall no longer be a Member and shall have no rights accorded to Members other than as are specified in the applicable Section. Notwithstanding the provisions of those Sections or any other provision of this Capital Plan, the Bank shall not redeem or repurchase shares of Class B Stock from an institution that has withdrawn from membership in the Bank, or that otherwise has had its membership in the Bank terminated, to the extent that those shares are required to support, at up to the Maximum Allocation Percentage in effect from time to time and applicable to the type of Mission Asset Activity, any indebtedness of the institution to, or business transaction of the institution with, the Bank until after such indebtedness or business transaction has been extinguished or settled.
For purposes of determining the number of shares of Class B Stock required to support an institution’s remaining indebtedness to or business transactions with the Bank, all shares of Membership Stock held by the institution on the effective date of withdrawal, as well as all shares subsequently received as Stock Dividends, shall be classified as Activity Stock. In particular, but without limitation, this Section VI.8.d. shall operate so that if a receiver or similar liquidating entity or legal custodian has been appointed for a Member and/or its assets, and the Bank has terminated the Member’s and/or the entity’s membership, the Member’s and/or entity’s Membership Stock obligation on the effective date of termination shall be zero, and all such Membership Stock shall by operation of this Section VI.8.d. be automatically converted to Activity Stock.
e.    Rejoining After Divestiture of All Shares of Stock. Except as provided herein, and notwithstanding any other provision of the Act, an institution that divests all shares of stock in the Bank or any other Federal Home Loan Bank may not, after such divestiture, acquire shares of the Bank before the end of a five (5) year period beginning on the date of the completion of such divestiture, except as provided in Section VI.9; provided, however, that if the divestiture was made prior to December 31, 1997, such institution may acquire shares of the Bank at any time after that date, subject to the Act and approval by the Bank and the Finance Agency.
9.    Consolidation of Members.
a.    Consolidation of Members of the Bank. Upon consolidation of two or more Members of the Bank into one institution operating under the charter of one of the consolidating institutions, the transfer of Class B Stock owned by the disappearing institution(s) to the consolidated institution shall be deemed approved by the Bank. All shares of Class B Stock shall be allocated to the consolidated institution’s stock accounts pursuant to Section VI.2. hereof and any share of Class B Stock thereby in such consolidated institution’s Member Excess Stock Account may be redeemed in a manner consistent with the terms and conditions of this Capital Plan.
b.    Consolidation of a Member into a Member of Another Federal Home Loan Bank. If a Member is consolidated with and into a member of a Federal Home Loan Bank other than the Bank, and, after the consolidation, the Member is to operate under the charter of the consolidated institution, the Member’s membership in the Bank shall terminate upon cancellation of its charter; provided, however, that if more than eighty percent (80%) of the assets of the consolidated institution are derived from the assets of the disappearing Member, then the consolidated institution shall continue to be a Member of the Bank. In the event of a termination as provided in this Section VI.9.b., liquidation of the Member’s shares of Class B Stock shall be in accordance with the Act and Section 925.29 of the Regulations.
c.    Consolidation of a Member into a Non-Member. If a Member is consolidated with and into an institution that is not a member of any Federal Home Loan Bank, the Member’s membership in the Bank shall terminate upon cancellation of the Member’s charter. In the event that the consolidated institution has its principal place of business within the District of the Bank, the consolidated institution shall have sixty (60) calendar days after the cancellation of the Member’s charter to notify the Bank that the consolidated institution intends to apply for membership in the Bank. The consolidated institution shall then have sixty (60) calendar days from the aforementioned notice to apply for membership in the Bank. Prior to membership approval for the consolidated institution, the disappearing institution may continue to hold any outstanding Bank advances and shares of Class B Stock, and the consolidated institution shall have the rights associated with such shares of Class B Stock. The consolidated institution shall, within sixty (60) calendar days of its approval for membership status, purchase shares of Class B Stock as necessary to satisfy the Member’s Membership Stock Account and Activity Stock Account requirements. If the consolidated institution does not apply for membership, or if its application for membership is denied, then the liquidation of any outstanding indebtedness owed to the Bank and the redemption of the Member’s shares of Class B Stock shall be carried out in accordance with the Act and Section 925.29 of the Regulations.
10.    Failure to Meet Capital Requirements. Notwithstanding any other provision of this Capital Plan, the Bank may not redeem or repurchase any shares of its capital stock if the Bank is not then in compliance with any one or more of its Capital Requirements or if, as provided in Section 931.7(c) of the Regulations, following the redemption or repurchase, the Bank would fail to meet any of its Capital Requirements or the Member would fail to maintain its minimum investment in the capital stock of the Bank as required by the Regulations and this Capital Plan.
11.    Capital Impairment. In accordance with Section 931.8(a) of the Regulations, the Bank may not and shall not redeem or repurchase any capital stock without the prior written approval of the Finance Agency, if the Finance Agency or the Bank’s Board has determined that the Bank has at the time of such proposed redemption or repurchase incurred, or is likely to incur, losses that result in, or are likely to result in, Charges Against the Capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its Capital Requirements, and shall remain in effect for however long the Bank continues to incur such Charges, or until the Finance Agency determines such Charges are not expected to continue, or otherwise in accordance with the Act, the Regulations and any applicable rulings of the Finance Agency.

12.    Bank’s Discretion to Suspend Redemption. In accordance with Section 931.8(b) of the Regulations, the Bank, upon the approval of the Bank’s Board, or a subcommittee thereof, may suspend the redemption of any of the Bank’s stock if the Bank reasonably believes that the continued redemption of stock would cause the Bank to fail to meet its Capital Requirements, would prevent the Bank from maintaining adequate capital against potential risk that may not be adequately reflected in its Capital Requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank shall notify the Finance Agency within two business days of the date of its decision to suspend the redemption of stock, informing the Finance Agency of the reasons for the suspension and of the Bank’s strategies and timeframes for addressing the conditions that led to the suspension. The Finance Agency may require the Bank to re-institute the redemption of stock. The Bank shall not repurchase any stock without the written permission of the Finance Agency during any period in which the Bank has suspended redemption of stock under this Section VI.12.
13.    Transition Provision. The Bank shall comply with the minimum leverage and risk-based capital requirements specified in Sections 932.2 and 932.3 of the Regulations, respectively, and each Member shall comply with the minimum stock investment established in this Capital Plan, as of the Effective Date of this Capital Plan. Any Member who immediately prior to the Effective Date does not have sufficient Bank stock to exchange for new Class B Stock on the Effective Date to meet its minimum stock investment requirements as set forth in this Capital Plan shall, pursuant to Section VI.3., of this Capital Plan, bring itself into compliance with such requirements as of the Effective Date.
ARTICLE VII

LIQUIDATION OR MERGER OF THE BANK
In the event that the Bank is liquidated, or is merged or otherwise consolidated with another Federal Home Loan Bank, the rights and obligations of the Members shall be as follows: (A) If the Bank is merged or otherwise consolidated into another Federal Home Loan Bank (an "FHLBank"), the Members shall have the option (after reasonable notice) to (1) receive par value for each share of Class B Stock then owned by the Members; provided, however, that (i) the Bank first meets its financial obligations to all non-Member creditors of the Bank (excluding the purchasing FHLBank and/or the FHLBank into which the Bank is to be merged) and (ii) the Bank retains sufficient reserve funds to accommodate reasonable debts that may arise or accrue after the date of the merger or consolidation (excluding debts related to the merger); (2) remain Members of the FHLBank into which the Bank is merged by converting or exchanging shares of Class B Stock for the stock of the surviving FHLBank and by satisfying the terms and conditions set by the surviving FHLBank and the Bank for such conversion or exchange, subject to the rights and obligations of Members of such surviving FHLBank; or (3) accept such other terms and conditions as may be presented to the Members at the time of the merger and/or consolidation. (B) If another FHLBank is merged or consolidated into the Bank, Members’ rights and obligations with respect to their Class B Stock shall continue to be as outlined in this Capital Plan as such Capital Plan may be modified and/or restated from time to time. (C) If the Bank is liquidated, the assets of the Bank shall be distributed as then directed by the Bank’s

Board in compliance with this Capital Plan, the Act, the Regulations and any applicable rulings of the Finance Agency.
The provisions of this Article VII are subject to the right of the Finance Agency otherwise to liquidate, merge or consolidate the Bank in accordance with the authority granted to the Finance Agency by the Act and the Regulations.
ARTICLE VIII

PERIODIC REVIEW AND AMENDMENT

1.    Periodic Review. The Bank’s Board shall monitor and adjust, as necessary, the numbers of shares of Class B Stock required to be held in Members’ Membership Stock Accounts and Activity Stock Accounts to ensure that the amounts invested are sufficient to allow the Bank to comply with its Capital Requirements. In addition, to maintain prudent capitalization and ongoing compliance with the Act and the Regulations, the Bank’s Board shall review the Bank’s Capital Plan at least once every calendar year to determine whether any amendments are required. Pursuant to and consistent with the Act and the Regulations of the Finance Agency, the Bank shall amend this Capital Plan as set forth in Section VIII.2. herein to effectuate any changes deemed necessary.
2.    Amendment. The Bank’s Board may, from time to time, adopt amendments to this Capital Plan. All amendments shall be submitted to and approved by the Finance Agency before such amendments will be effective. After receipt of approval from the Finance Agency, such amendments shall be effective fifteen (15) days after the mailing or electronic posting of notice to the Members, unless another date is specified in the notice.
ARTICLE IX

MISCELLANEOUS

1.    Prompt Compliance: Use of Member Demand Deposit Accounts. Each Member shall comply promptly with the terms and conditions of this Capital Plan and with any changes thereto that may be adopted by the Bank from time to time, including any changes that may lead to an increase in the number of a Member’s Required Shares. On or before the effective date of any such change, the Member shall place sufficient immediately available funds in its demand deposit account with the Bank to cover any necessary purchase of additional Required Shares. In order to effectuate prompt compliance, the Bank is authorized to issue stock in the name of a Member and to withdraw appropriate payment from the Member’s demand deposit account.
2.    Maintenance and Interpretation of the Plan. The President of the Bank and/or his designees shall have the right and the responsibility to (a) establish operating procedures for implementation and maintenance of this Capital Plan and (b) interpret any issues that may arise with respect to the application of the Capital Plan and its effect on any one or more Members of the Bank in a manner consistent with the Act, the Regulations and any applicable rulings of the Finance Agency.
3.    Errors Discovered in Capital Stock Calculations. In the event that any inadvertent error(s) are discovered regarding calculations made in reference to a Member’s Required Shares and/or its Member Excess Stock, the Bank shall immediately correct such errors and make such adjustments as are warranted to remedy the discovered error(s).
4.    Liquidation of Claims Against a Member. Claims of the Bank against a Member, including claims for any applicable prepayment fees or penalties resulting from prepayment of advances prior to stated maturity, shall be liquidated in an orderly manner, as determined by the Bank.
5.    Calculation of Time Periods. Except for time periods related to the calculation and payment of dividends, whenever any time period specified in this Capital Plan ends on a day on which the Bank is not open for business, the time period shall be deemed to end on the following business day.
6.    Limitation on Discretion. Any discretion granted to the Bank’s Board under this Capital Plan shall be limited by applicable authority accorded to the Finance Agency pursuant to the Act and the Regulations.
7.    Good Faith Determination. The Board of Directors of the Bank certifies that it has made a good faith determination that the Bank will be able to implement this Capital Plan and that the Bank will be in compliance with its regulatory total capital requirement and its regulatory risk-based capital requirement after this Capital Plan is implemented.
ARTICLE X

RESTRICTED RETAINED EARNINGS
The provisions of Sections 1 through 4 of this Article X shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date as defined in this Retained Earnings Capital Plan Amendment. Until the Restriction Termination Date, in the event of any conflict between Sections X.1. through X.4. and the remainder of this Capital Plan, the applicable terms of Sections X.1. through X.4. shall govern and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.
1.    Definitions Applicable to This Article X of the Capital Plan.
As used in this Article X, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in this Article X, shall have the meanings set forth in Article II of this Capital Plan.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.
“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Agreement Effective Date and amended on the date on which the Finance Agency has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Agreement Effective Date.
“Agreement Effective Date” means February 28, 2011.
“Allocation Termination Date” means the date the Bank’s obligation to make allocations to its Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to Section X.4. of this Capital Plan.
“Automatic Termination Event” means (i) a change in the Act or another applicable statute, occurring subsequent to the Agreement Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on the net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Agreement Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.
“Automatic Termination Event Declaration Date” means the date specified in Section X.1.a.i. or X.1.a.ii. of this Capital Plan.
“Bank’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding FHLBank System Consolidated Obligations for which it is the primary obligor.
“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least two-thirds (2/3) of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.
“Dividend” means a distribution of cash, stock or other property to a Stockholder with respect to its holdings of capital stock.
“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).
“FHLBank” means a Federal Home Loan Bank chartered under the Act.
“FHLBank System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act that is a joint and several liability of all the FHLBanks.
“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the Finance Agency has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all the FHLBanks that have issued capital stock pursuant to a capital plan as of the Agreement Effective Date.
“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.
“Quarterly Net Income” means the amount of net income of the Bank for a calendar quarter calculated in accordance with GAAP, after deducting the Bank’s required contributions for that quarter to the Affordable Housing Program under Section 10(j) of the Act, as reported in the Bank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.
“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.
“Regular Contribution Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.
“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Agreement Effective Date;

or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.
“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.
“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to Section X.4. of this Capital Plan.
“Retained Earnings” means the retained earnings of the Bank calculated pursuant to GAAP.
“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding this Article X to the Capital Plan.
“Special Contribution Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.
“Stockholder” means: (i) an institution that has been approved for membership in the Bank, and has purchased capital stock in accordance with this Capital Plan and the Regulations; (ii) a former member of the Bank that continues to own capital stock; or (iii) a successor to an entity that was a member of the Bank that continues to own capital stock.
“Total Capital” means Retained Earnings, the amount paid-in for capital stock, the amount of any general allowance for losses, and the amount of other instruments that the Finance Agency has determined to be available to absorb losses incurred by the Bank.
2.    Establishment of Restricted Retained Earnings.
a.    Segregation of Account. No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.
b.    Funding of Account.
(i)    Date on which Allocation Begins. The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.
(ii)    Ongoing Allocation. During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under Section X.2.b.iv. below, its Special Contribution Amount) to its Restricted Retained Earnings.
(iii)    Treatment of Quarterly Net Losses and Annual Net Losses. In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (A) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (B) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (x) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings account at the end of such quarter is zero, and (y) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (C) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.
In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained

Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.
(iv)    Funding at the Special Contribution Amount. If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in Sections X.2.b.iii.A. and X.2.b.iii.B.x. above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (A) the allocations made using the Special Contribution Amount; and (B) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of Section X.2.b.iii.B.y. If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (x) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (y) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.
(v)    Release of Restricted Retained Earnings. If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection (iii) above is not a reallocation).
(vi)    No Effect on Rights of Shareholders as Owners of Retained Earnings. In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B Stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.
3.    Limitation on Dividends, Stock Purchase and Stock Redemption.

a.    General Rule on Dividends. From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in Section X.2.b.v., and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to Section X.2.b.iii. is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.
b.    Limitations on Repurchase and Redemption. From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the Finance Agency falls below the Bank’s aggregate paid-in amount of capital stock.
4.    Termination of Retained Earnings Capital Plan Amendment Obligations.
a.    Notice of Automatic Termination Event.
(i)    Action by FHLBanks. If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the Finance Agency) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, “prompt written notice” means notice delivered no later than 90 calendar days subsequent to: (A) the date the specific statutory change takes effect; or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.
If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least two-thirds (2/3) of the then existing FHLBanks (including the Bank) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the Finance Agency within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the Finance Agency, or is delivered to the Finance Agency by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in Section X.4.a.iii.
If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required two-thirds (2/3) of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the Finance Agency that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the Finance Agency within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.
(ii)    Action by Finance Agency. The Bank may request a determination from the Finance Agency that a specific statutory or regulatory change constitutes an Automatic Termination Event and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of Section X.4.a.i.
If within 60 calendar days after the Bank delivers such a request to the Finance Agency, or another FHLBank delivers such a request pursuant to its capital plan, the Finance Agency provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in Section X.4.a.iii). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in Section X.4.a.iii) no matter on which day prior to the expiration of the 60 calendar day period the Finance Agency has provided its written determination.
If the Finance Agency fails to make a determination within 60 calendar days after an FHLBank delivers such request to the Finance Agency, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection X.4.a.iii.); provided, however, that the Finance Agency may make a written request for information from that FHLBank, and toll such 60 calendar day period from the date that the Finance Agency transmits its request until that FHLBank delivers to the Finance Agency information responsive to its request.
If within 60 calendar days after an FHLBank delivers to the Finance Agency a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the Finance Agency provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.
(iii)    Proviso as to Occurrence of Automatic Termination Event Declaration Date. In no case under this Section X.4.a. may an Automatic

Termination Event Declaration Date be deemed to occur prior to: (A) the date the specific statutory change takes effect; or (B) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.
b.    Notice of Voluntary Termination. If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the Finance Agency that the FHLBanks have voted to terminate the Agreement.
c.    Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.
(i)    Consequences of Voluntary Termination. In the event the FHLBanks deliver written notice to the Finance Agency that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the Finance Agency: (A) the date of delivery of such notice shall be an Allocation Termination Date; and (B) one year from the date of delivery of such notice shall be a Restriction Termination Date.
(ii)    Consequences of an Automatic Termination Event Declaration Date. If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the Finance Agency: (A) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (B) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.
(iii)    Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment. Without any further action by the Bank or the Finance Agency, on the Restriction Termination Date, this Article X of the Capital Plan shall be deleted.

Capital Plan of the Federal Home Loan Bank of Cincinnati
Schedule A Relating to Section VI.4.a.i.: Membership Stock
Illustrative Allocations of Membership Stock Among Members

•
The total amount of required Membership Stock shall be determined by the Bank and shall be allocated among Members based on a range of percentages applied to each Member’s Total Assets, subject, however, to a minimum Membership Stock investment requirement of no less than One Thousand Dollars ($1,000) or more than Fifty Thousand Dollars ($50,000) and a maximum Membership Stock investment requirement of no less than Twenty-Five Million Dollars ($25,000,000) or more than Two Hundred Million Dollars ($200,000,000).

•	Illustrative minimum and maximum Membership Stock investment requirements follow:
Minimum -- $1,000 (One Thousand Dollars)
Maximum -- $100,000,000 (One Hundred Million Dollars)*

•
The range of percentages shall vary inversely with the amount of each Members’ Total Assets. Such percentages shall vary from three-tenths of one percent (0.30%) to three-hundredths of one percent (0.03%).

•	An illustrative range of percentages follows:

Total Amount of Member’s Assets (Dollars in Billions)	Percentage for Membership Stock Allocation

$0 - $25	0.12 percent**
Greater than $25 to $50	0.10 percent
Greater than $50 to $75	0.07 percent
Greater than $75 to $100	0.05 percent
Greater than $100	0.03 percent

•
The amount of Membership Stock computed from applying the range of percentages is cumulative. For example, a Member with Total Assets of $60.0 billion shall be required to hold Membership Stock as the sum of (i) the first $25.0 billion of Total Assets at a rate of 0.12 percent, (ii) the next $25.0 billion of Total Assets at a rate of 0.10 percent, and (iii) the last $10.0 billion of Total Assets at a rate of 0.07 percent. Such Member would be required to hold $69.5 million of Membership Stock.*

* The Maximum Membership Stock requirement was reduced by Board of Directors’ action to Twenty-Five Million Dollars ($25,000,000) effective November 28th, 2011. The previous Maximum Membership Stock requirement was Fifty Million Dollars ($50,000,000) and became effective August 16th, 2010. The current investment requirement for any Member with Total Assets in excess of $20.8 billion will be limited by the Maximum.
** The first tier of the Percentage for Membership Stock Allocation was reduced by the Board of Directors’ action to 0.12 percent effective April 17th, 2015.

•
If the maximum Membership Stock requirement is $100.0 million and the range of percentages is as given in the illustration above, any Member with Total Assets of $125.0 billion or greater would be required to hold the maximum of $100.0 million in Membership Stock.

Provision for Determination of Membership Stock Amount
The examples above are illustrative only. As specified in Article VI, Section 4.a.i., the actual range of percentages and minimum and maximum Membership Stock investment requirements shall be announced by the Bank’s Board of Directors with at least thirty (30) days prior written notice to all Members.